UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT – October 23, 2020
(Date of earliest event reported)

HONEYWELL INTERNATIONAL INC.
(Exact name of Registrant as specified in its Charter)

Delaware	1-8974	22-2640650
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

300 SOUTH TRYON STREET, CHARLOTTE, NC...................................................28202
............(Address of principal executive offices)........................................................(Zip Code)

 Registrant’s telephone number, including area code: (704) 627-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1 per share*	HON	The New York Stock Exchange
1.300% Senior Notes due 2023	HON 23A	The New York Stock Exchange
0.000% Senior Notes due 2024	HON 24A	The New York Stock Exchange
2.250% Senior Notes due 2028	HON 28A	The New York Stock Exchange
0.750% Senior Notes due 2032	HON 32	The New York Stock Exchange
* The common stock is also listed on the London Stock Exchange.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.02 Results of Operations and Financial Condition

Honeywell International Inc. (“Honeywell”) is setting forth in Item 8.01 below certain information with respect to the reduction in the aggregate carrying value of certain receivables and a corresponding $350 million pre-tax and after-tax, non-cash charge Honeywell has recorded as part of its third quarter 2020 statement of operations. Such information in Item 8.01 below is incorporated by reference herein in this Item 2.02.

ITEM 8.01 Other Events.

On September 20, 2020, Garrett Motion Inc. (“Garrett”) and certain of its affiliates filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

Following Garrett’s bankruptcy filing, as more fully described below, Honeywell lowered the aggregate carrying value of the receivables owed to us under the indemnification and reimbursement agreement and tax matters agreement with Garrett and/or certain of its subsidiaries by $350 million, which has a corresponding $350 million pre-tax and after-tax, non-cash charge to our third quarter 2020 statement of operations. This adjustment does not impact Honeywell's reported segment profit or cash flows from operations. Prior to this adjustment, the carrying value of Honeywell’s receivables from Garrett and/or certain of its subsidiaries were collectively approximately $1.4 billion. Following this adjustment, the carrying value of Honeywell’s receivables from Garrett and/or certain of its subsidiaries are collectively approximately $1.0 billion as of September 30, 2020, or less than 1% of our market capitalization. As more fully described below, there can be no assurance that recording an additional adjustment against those receivables (together with a related statement of operations charge) will not be necessary in a future period or periods.

Garrett is still in the early stages of its bankruptcy process, and the related impacts on our financial statements remain subject to the various relief ultimately granted to Garrett and its affiliates by the Bankruptcy Court and the plan of reorganization ultimately confirmed in their bankruptcy proceedings, among other things.

Two competing proposals have been publicly disclosed to date (the “Competing Proposals”):

1.Garrett entered into a Share and Asset Purchase Agreement, dated as of September 20, 2020 (the “Proposed Stalking Horse Bid”), with KPS Capital Partners, LP (“KPS”). As most recently amended, the Proposed Stalking Horse Bid contemplates a proposed purchase of Garrett’s business for $2.6 billion and a Chapter 11 plan that implements the sale of Garrett’s business, pays Garrett’s secured creditors from the cash from the sale, and includes as part of the sale certain claims and causes of action against Honeywell and others arising out of the spin-off, with details related to this aspect of its proposed sale structure to be forthcoming.

2.Honeywell signed a coordination agreement with Oaktree Capital Management, L.P. (“Oaktree”) and Centerbridge Partners, L.P. (“Centerbridge”), which has since been signed by equity holders representing approximately 50% of Garrett’s outstanding common stock (the "Alternative Proposal"). The coordination agreement supports a proposed plan of reorganization under which Honeywell would receive cash payments totaling $1.45 billion comprising an initial payment of $275 million and $1.175 billion paid over a twelve-year period ending December 31, 2034. These cash payments would be paid in full and final satisfaction of Garrett’s obligations under the indemnification and reimbursement agreement and tax matters agreement.

Both the Proposed Stalking Horse Bid and the Alternative Proposal remain subject to various conditions and milestones, as well as Bankruptcy Court approval. It is also possible that there will be additional bids and alternative proposed plans of reorganization for Garrett. There can be no assurance that either the Proposed Stalking Horse Bid (including the plan of reorganization plan contemplated thereby) or the Alternative Proposal will be accepted by the requisite parties and approved and confirmed by the Bankruptcy Court.

Amounts Due From Garrett

As of September 30, 2020, Honeywell’s receivables prior to the adjustments described herein from Garrett and/or certain of its subsidiaries were collectively approximately $1.4 billion and comprised:

As of September 30, 2020 (in millions, prior to adjustments described herein)
Indemnification and Reimbursement Agreement	$1,121
Tax Matters Agreement	273
Other Receivables, net	13
Total	$1,407

Indemnification and Reimbursement Agreement

In October 2018, Honeywell completed a transaction to spin-off its Transportation Systems business into a standalone publicly-traded company, Garrett. The Transportation Systems business was subject to asbestos-related personal injury claims related to its legacy Bendix Friction Materials business, which was sold in 2014. The obligations for these Bendix asbestos-related personal injury claims remained with Honeywell after the Garrett spin-off transaction. In connection with the spin-off of Garrett, Honeywell entered into a binding indemnification and reimbursement agreement with a Garrett subsidiary, pursuant to which Garrett’s subsidiary has an ongoing obligation to make cash payments to Honeywell in amounts equal to (i) 90% of Honeywell’s asbestos-related liability payments primarily related to the Bendix business in the United States, as well as certain environmental-related liability payments and accounts payable and non-United States asbestos-related liability payments, including the legal costs of defending and resolving such liabilities, less (ii) 90% of Honeywell’s net insurance receipts and, as may be applicable, certain other recoveries associated with such liabilities. The amount payable to Honeywell in respect of such liabilities arising in any given year is subject to a cap of approximately Euro 150 million (equivalent to $175 million at the time the indemnification and reimbursement agreement was entered into). The obligation will continue until the earlier of December 31, 2048, or December 31 of the third consecutive year during which the annual obligation is less than the Euro equivalent, at the fixed exchange rate at the time the indemnification and reimbursement agreement was entered into, of $25 million. The total amount received under the indemnification and reimbursement agreement in 2019 represented approximately 2% of Honeywell’s 2019 cash flows from operations.

Prior to Garrett’s bankruptcy filing, on June 12, 2020, Honeywell and Garrett entered into an amendment of the indemnification and reimbursement agreement in connection with Garrett’s amendment of its 2018 credit agreement (the “Credit Agreement and IRA Amendments”). These amendments provided Garrett with temporary financial covenant relief with respect to the total leverage and interest coverage ratios, for a period that could extend to as late as June 30, 2022. Garrett’s payments to Honeywell under the indemnification and reimbursement agreement are deferred to the extent Garrett is (or to the extent such payments would cause Garrett to be) out of compliance with the original financial covenants and resume to the extent Garrett is in compliance with such original financial covenants. Any deferred amounts were to be paid to the extent Garrett was in compliance with such original financial covenants and had available capacity to make such payments pursuant to the terms of the indemnification and reimbursement agreement and its current credit agreement.

Tax Matters Agreement

The tax matters agreement entered into in connection with the spin-off generally provides that Garrett is responsible and must indemnify Honeywell for all ordinary operating taxes, including income taxes, sales taxes, VAT and payroll taxes, relating to Garrett for all periods, including periods prior to the spin-off, to the extent not paid prior to the spin-off date. In addition, among other items, as a result of the mandatory transition tax imposed by the Tax Cuts and Jobs Act, Garrett is required to make payments to Honeywell in the amount representing the net tax liability of Honeywell under the mandatory transition tax attributable to Garrett.
Other Receivables, net

Other receivables, net includes receivables related to goods, services and leases provided by Honeywell to Garrett, including sub-leases and services rendered pursuant to the transition services agreement entered into in conjunction with the spin-off.

Garrett Bankruptcy Proceedings

Based on its bankruptcy filings, Garrett is proposing to sell its business while in bankruptcy. Garrett entered into the Proposed Stalking Horse Bid with KPS and filed proposed bidding procedures for an auction and other procedures related to the proposed sale. As most recently amended, the Proposed Stalking Horse Bid contemplates a proposed purchase of Garrett’s business for $2.6 billion. Garrett also entered into a restructuring support agreement (“RSA”)

with holders of approximately 61% of its outstanding senior secured debt which contemplates that Garrett will file and seek approval of a restructuring plan that implements the sale of Garrett’s business, pays Garrett’s secured creditors from the cash from the sale, and includes as part of the sale certain claims and causes of action against Honeywell and others arising out of the spin-off, with details related to this aspect of its proposed sale structure to be forthcoming. The Proposed Stalking Horse Bid and restructuring plan remain subject to Bankruptcy Court approval. KPS' purchase of Garrett remains subject to competing bids and Bankruptcy Court approval, as well as customary regulatory approvals and other customary conditions. Garrett’s operations are expected to proceed, without interruption, during the bankruptcy proceedings.

We understand based on Garrett’s public disclosures that the business fundamentals of Garrett remain strong and, in the quarter ended June 30, 2020, Garrett continued to generate positive earnings before interest, taxes, depreciation, and amortization. We believe such disclosures by Garrett management demonstrate Garrett’s ability to meet its financial obligations despite temporary adverse business conditions resulting from COVID-19, particularly in light of the financial covenant relief provided by the Credit Agreement and IRA Amendments.

In October 2020, we signed a coordination agreement with Oaktree and Centerbridge, which since has also been signed by equity holders representing approximately 50% of Garrett’s outstanding common stock. The coordination agreement supports a proposed plan of reorganization (the “Plan”) that would allow Honeywell to recover over time a significant portion of the receivable amounts owed to us. As currently contemplated, the Alternative Proposal provides that, if the Plan is approved, Honeywell would receive an initial payment of $275 million in cash and new series B preferred stock of reorganized Garrett. In total, the Alternative Plan would provide for cash payments totaling $1.45 billion comprising the initial cash payment of $275 million and $1.175 billion paid over a twelve-year period ending December 31, 2034 (unless a discounted amount is paid earlier pursuant to certain put, call or acceleration provisions). These cash payments would be paid in full and final satisfaction of Garrett’s obligations to Honeywell under the indemnification and reimbursement agreement and tax matters agreement. Under the Alternative Proposal, both agreements would be terminated in connection with Bankruptcy Court confirmation of the Alternative Proposal. The Alternative Proposal remains subject to various conditions and milestones, as well as Bankruptcy Court approval, and Garrett has not accepted the Alternative Proposal to date. There can be no assurance that a plan of reorganization incorporating the terms contemplated by the Alternative Proposal will be approved and confirmed by the Bankruptcy Court.

Garrett is early in the bankruptcy proceedings and the ultimate outcome of such proceedings is uncertain. We regularly review the aggregate carrying value of the receivable amounts due in connection with the indemnification and reimbursement agreement and the tax matters agreement. Following Garrett’s bankruptcy filing, our review has taken into account, among other things, the potential enterprise value of the Garrett business based on publicly available information, Garrett’s implied enterprise value under the Alternative Proposal (which supports our independent assessment), the possibility that there will be additional bids and/or other plan proposals that we believe should reflect the enterprise value of Garrett’s business, and the significant uncertainties associated with the potential outcomes of the Garrett bankruptcy proceedings. Based on such review, we currently believe that we will be able to recover a significant portion, but potentially not all, of the receivable amounts owed to us under the agreements with Garrett. As such, and based on the assumption that the Bankruptcy Court will approve a plan that reflects an enterprise value for Garrett that meets or exceeds our best estimate, we have recorded an adjustment of $350 million to lower the aggregate carrying balance of the receivable amounts due in connection with the indemnification and reimbursement agreement and the tax matters agreement. We are also recording a corresponding pre-tax and after-tax, non-cash charge to our statement of operations in the third quarter of 2020 in the amount of $350 million. This amount represents the difference between the approximately $1.4 billion carrying value of the undiscounted receivables owed to us by Garrett under these agreements and the present value of amounts owed to us over the full term of these existing agreements.

The ultimate outcome of the bankruptcy process is uncertain. Depending on the transaction and/or plan of reorganization ultimately approved and confirmed by the Bankruptcy Court, the amount collected could be more or less than such reduced amount of the remaining receivable amounts recorded in our financial statements. There are currently two Competing Proposals which both remain subject to modification, and it is possible that there will be additional bids and alternative proposals for plans of reorganization for Garrett. If either of the Competing Proposals is accepted and approved by the Bankruptcy Court in its current form, then there would be an additional write-down of the remaining receivables due from Garrett, with a corresponding charge to our statement of operations in the same amount. In the case of the current Proposed Stalking Horse Bid, such additional adjustment would be a significant portion of the remaining receivables due from Garrett. In the case of the Alternative Plan, we would not expect such additional adjustment to be material. There can be no assurance that recording an additional adjustment against the remaining receivable amounts in whole or in part (together with a related statement of operations charge) will not be necessary in a future period or periods.

We will continue to monitor the Bankruptcy Court proceedings in order to appropriately assess and enforce our rights in this matter. We intend to vigorously defend our rights to collect amounts due under the indemnification and reimbursement agreement and tax matters agreement with Garrett. We continue to strongly believe that Garrett's attempts to challenge the enforceability of these agreements have no merit, that we have fully complied with our obligations thereunder, and that both agreements are valid and enforceable. The accounting adjustment and related charge described above does not impact or change our view of the strength and merits of these positions.

Risk Factors

In connection with the foregoing developments, Honeywell is supplementing the risk factors contained in Part I, Item IA of its Annual Report on Form 10-K for the year ended December 31, 2019 (“Form 10-K”) and Part II, Item 1A of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 (“Form 10-Q”) to include the following:

Concentrations of credit, counterparty and market risk may adversely affect our results of operations and financial condition.

We maintain long-term contract relationships with many of our customers, suppliers and other counterparties. While we monitor the financial health of these counterparties, we are exposed to credit and market risks of such counterparties, including those concentrated in the same or similar industries and geographic regions. Changes in economic conditions could also lead to concerns about the creditworthiness of counterparties in the same or similar industry or geography, impacting our ability to renew our long-term contract arrangements or collect amounts due under these arrangements. Among other factors, changes in economic conditions could also result in the credit deterioration or insolvency of a significant counterparty. On September 20, 2020, Garrett and certain of its affiliates filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. As a consequence, we have reduced the receivable amounts due in connection with such agreements by $350 million, which has a corresponding pre-tax and after-tax, non-cash charge to our third quarter 2020 statement of operations. We may be required to record an additional adjustment against those receivable amounts in whole or in part (together with a related statement of operations charge) in a future period or periods.

Garrett is currently subject to bankruptcy proceedings in the United States Bankruptcy Court for the Southern District of New York. We have recorded an adjustment against the receivable amounts owed to us under agreements with Garrett, and depending on developments, we may be required to record an additional adjustment in whole or in part (together with a related statement of operations charge) in a future period or periods.

In connection with the spin-off of Garrett in October 2018, we entered into an indemnification and reimbursement agreement and a tax matters agreement with Garrett and/or certain Garrett subsidiaries. As of September 30, 2020, Honeywell’s receivables due from Garrett prior to the adjustments described herein, primarily under these agreements, were collectively approximately $1.4 billion. On September 20, 2020, Garrett and certain of its affiliates filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. Garrett plans to sell its business while in bankruptcy, and entered into a Proposed Stalking Horse Bid with KPS, which currently contemplates a proposed purchase of Garrett’s business for $2.6 billion. Garrett also entered into a RSA which contemplates that Garrett will file and seek approval of a restructuring plan that implements the sale of Garrett’s business, pays Garrett’s secured creditors from the cash from the sale, and includes as part of the sale certain claims and causes of action against Honeywell and others arising out of the spin-off, with details related to this aspect of its proposed sale structure to be forthcoming. The Proposed Stalking Horse Bid and restructuring plan remain subject to Bankruptcy Court approval. KPS’s purchase of Garrett remains subject to competing bids and Bankruptcy Court approval, as well as customary regulatory approvals and other customary conditions.

In October 2020, we signed a coordination agreement with Oaktree and Centerbridge, which has since been signed by equity holders represented approximately 50% of Garrett’s outstanding Common Stock. The coordination agreement supports an Alternative Proposal that would allow Honeywell to recover over time a significant portion of the receivable amounts owed to us. The Alternative Proposal remains subject to various conditions and milestones, as well as Bankruptcy Court approval, and Garrett has not accepted the Alternative Proposal to date. There can be no assurance that the Alternative Proposal will be approved and confirmed by the Bankruptcy Court.

Garrett is early in the bankruptcy proceedings and the ultimate outcome of such proceedings is uncertain. We regularly review the aggregate carrying value of the receivable amounts due in connection with the indemnification and reimbursement agreement and the tax matters agreement. Following Garrett’s bankruptcy filing, our review has taken into account, among other things, the potential enterprise value of the Garrett business using publicly available information, Garrett’s implied enterprise value under the Alternative Proposal (which supports our independent assessment), the possibility that there will be additional bids and/or other plan proposals that we believe should reflect the enterprise value of Garrett’s business, and the significant uncertainties associated with the potential outcomes of the Garrett bankruptcy proceedings. Based on such review, we currently believe that we will be able to recover a significant portion, but potentially not all, of the receivable amounts owed to us under the agreements with Garrett. As such, and based on the assumption that the Bankruptcy Court will approve a plan that reflects an enterprise value for Garrett that meets or exceeds our best estimate, we have recorded an adjustment of $350 million against the receivable amounts due in connection with the indemnification and reimbursement agreement and the tax matters agreement. We are also recording a corresponding pre-tax and after-tax, non-cash charge to our statement of operations in the third quarter 2020 in the amount of $350 million. The ultimate outcome of the bankruptcy process is uncertain. As more fully described under "Garrett Bankruptcy Proceedings" above, should any of these assumptions change and depending on the transaction and/or plan of reorganization ultimately approved by the Bankruptcy Court, the amount collected could be more or less than such reduced amount of the remaining receivable amounts recorded in our financial statements. There can be no assurance that recording an additional adjustment against those receivable amounts, in whole or in part, (together with a related statement of operations charge) will not be necessary in a future period or periods.

* * *

The information in this Current Report on Form 8-K should be read in conjunction with the risk factors described in and the information under “Forward-Looking Statements” in Honeywell’s Form 10-K and Form 10-Q. The foregoing Risk Factors, as they may be further modified based on subsequent developments, will be included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 23, 2020	HONEYWELL INTERNATIONAL INC.

By: /s/ Anne T. Madden
Anne T. Madden
Senior Vice President and General Counsel